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                                                                    EXHIBIT 10.3


            FOURTH AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT

         THIS FOURTH AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT (this "Amendment") is made as of August 29, 1997, by and between BTG, Inc., a Virginia corporation (together with its successors, assigns and transferees, the "Company"), and Blue Ridge Investments, L.L.C., a Delaware limited liability corporation (together with its successors, assigns and transferees, the "Holder"). Capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Note and Warrant Purchase Agreement, dated as of February 16, 1996, by and between the Company and Nomura Holding America, Inc., a Delaware corporation (the "Purchaser"), as amended by the First Amendment thereto dated as of October 1, 1996, the Second Amendment thereto dated as of October 31, 1996 and the Third Amendment thereto dated as of August 25, 1997 (as so amended, the "Purchase Agreement").

                                R E C I T A L S

         A. Pursuant to the Purchase Agreement, the Purchaser on February 16, 1996, purchased the Company's 12.875% Senior Subordinated Notes Due 2001 in the aggregate principal amount of $15,000,000 (as amended, the "Loans").

         B. The Company has incurred certain senior secured Indebtedness (the "Senior Indebtedness") pursuant to that certain Business Loan and Security Agreement dated as of November 28, 1995, as amended, by and among the Company, certain of its subsidiaries, NationsBank, N.A., individually and as agent, and certain other lenders, as amended, and that certain Agreement For Wholesale Financing dated as of October 31, 1996 between the Company and Deutsche Financial Services Corporation ("DFS"), as supplemented by the DFS Addendum and as modified by that certain Amendment to Agreement For Wholesale Financing dated as of October 31, 1996 between the Company and DFS as supplemented and amended from time to time after the date hereof.

         C. The Holder has agreed to purchase from the Purchaser the Loans at a price of 106% of the principal amount thereof plus accrued interest thereon simultaneously with the execution, delivery and effectiveness of this Fourth Amendment.

         D. The Company and the Holder have agreed that effective upon the purchase by the Holder of the Loans from the Purchaser, the Purchase Agreement be amended in certain respects.

         NOW THEREFORE, in consideration of the terms and conditions contained herein and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                          1. Amendments to the Purchase Agreement. Effective on the Effective Date (as defined below), the Purchase Agreement is hereby amended as follows:

                                  (a)      The definition of the term
                          "Prepayment Premium" contained in Section 1.1 of the Purchase Agreement is hereby amended to read, in full, as follows:





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                                        " 'Prepayment Premium' means (i) with
                                  respect to any prepayment of Notes pursuant to Section 3.1 occurring at any time prior to December 31, 1997, an amount equal to 6.0% of the aggregate principal amount of the Notes being prepaid at such time, and (ii) with respect to any prepayments of Notes pursuant to Section 3.1 occurring at any time during any of the periods set forth below, an amount equal to the percentage set forth opposite such period of the aggregate principal amount of the Notes being prepaid at such time:

                                                                                            Percentage of Principal
                                                          Period                              Amount Being Prepaid
                                                          ------                              --------------------
                                  December 31, 1997 to and                                           6.0%
                                     including December 31, 1998
                                  January 1, 1999 to and                                             5.0%
                                     including December 31, 1999
                                  January 1, 2000 to and                                             3.0%
                                     including December 31, 2000
                                  At all times after December 31, 2000                               1.0%"
                                     through but excluding the final
                                     maturity date of the Loan

                          (b) Subsection (a) of Section 2.1 of the Purchase Agreement is hereby amended to read, in full, as follows:

                                        "(a)    The Company has duly authorized
                                  the issuance, sale and delivery of its
                                  12.875% Senior Subordinated Notes Due 2001 in the aggregate principal amount of $15,000,000, to be dated the date of issue thereof, to bear interest (computed on the basis of a 360-day year of twelve 30-day months) from such date at the rate of 12.875% per annum (except that the rate of interest thereon shall be 13.875% per annum at all times either (x) during any Interest Period with respect to which, at any time during such Interest Period, the aggregate outstanding principal amount of all Indebtedness incurred pursuant to the Senior Loan Documents (including Indebtedness incurred pursuant to the Credit Agreement and DFS Indebtedness) or any Permitted Refinancing thereof shall exceed $65,000,000 or (y) from and after the date of written notice to the Company by Blue Ridge Investments, L.L.C., a Delaware limited liability company ("BRI") given at any time on or after December 31, 1997 if the Company has not issued on or prior to such date at least $100 million in aggregate principal amount of debt securities in a transaction in which NationsBanc Capital Markets, Inc. acted as lead underwriter or lead initial purchaser in accordance with the terms of the Engagement Letter dated the date hereof between the Company and NationsBanc Capital Markets, Inc. and payable in cash quarterly in arrears on the first day of January, April, July and October in each year commencing on the first such date after the date of issue hereof) and at maturity, and to bear interest (so computed) payable in cash on demand, on any overdue principal and Prepayment





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                                  Premium, if any, and, to the extent permitted
                                  by applicable law, on any overdue interest, until the same shall be paid, at a rate equal to the sum of (i) 3.125% per annum plus (ii) the rate per annum that would otherwise accrue hereunder on principal not overdue, to mature on February 16, 2001, and to be substantially in the form of Exhibit A hereto attached (all such Notes originally issued pursuant to this Agreement, or delivered in substitution or exchange for any thereof, being collectively called the "Notes" and individually a "Note")."

                                        (c)     All references to the
                                  "Purchaser" in the Purchase Agreement shall be deemed to be references to Blue Ridge Investments,L.L.C.

                          2. Amendments to the Notes. Effective on the Effective Date, each of Exhibit A to the Purchase Agreement and the currently outstanding Note, No. R-3, held by the Holder, is hereby amended as follows:

                                  (a) The following words are hereby added in the first sentence of each of Exhibit A and such outstanding Note immediately following the words "12.875% per annum":

                                  "(except that the rate of interest thereon shall be 13.875% per annum at all times (x) during any Interest Period with respect to which, at any time during such Interest Period, the aggregate outstanding principal amount of all Indebtedness incurred pursuant to the Senior Loan Documents (including Indebtedness incurred pursuant to the Credit Agreement and DFS Indebtedness) or any Permitted Refinancing thereof shall exceed $65,000,000 or (y) from and after the date of written notice to the Company by Blue Ridge Investments, L.L.C., a Delaware limited liability company ("BRI") given at any time on or after December 31, 1997 if the Company has not issued on or prior to such date at least $100 million in aggregate principal amount of debt securities in a transaction in which NationsBanc Capital Markets, Inc. acted as lead underwriter or lead initial purchaser in accordance with the terms of the Engagement Letter dated the date hereof between the Company and NationsBanc Capital Markets, Inc."

                                  (b) All references to the "Purchaser" in the Note shall be deemed to be references to Blue Ridge Investments, L.L.C.

                          3. Fee. In consideration of the agreements of the Holder contained in this Amendment, the Company shall pay to the Holder at the time of execution hereof a non-reimburseable cash fee in the amount of $100,000.

                          4. Effectiveness; Conditions. This Amendment and the provisions hereof shall become and be effective on the date (the "Effective Date") on which all of the following conditions shall be satisfied, or waived in writing by the
                 Holder:

                                  (a) Execution of Amendment. The Company and the Holder shall each have executed and delivered a counterpart of this Amendment.

                                  (b)      Corporate Proceedings.  All
                          corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all





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                          documents incident thereto shall be satisfactory in
                          form and substance to the Holder, and the Holder shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

                                  (c)      Loan Purchase.  The Holder shall
                          have acquired the Loan from the Purchaser and such Loan shall have been exchanged for a new Loan from the Company payable to the order of the Holder.

                                  (d) Consents of Senior Lenders. Each of NationsBank, N.A., individually and as Agent under the Credit Agreement and DFS shall have duly executed and delivered a written consent to this Amendment and the transactions hereby contemplated satisfactory in form and substance to the Holder.

                                  (e) Exchange of Note. The Company shall have duly executed and issued to the Holder a new Note (as hereby amended), substantially in the form of Exhibit A to the Purchase Agreement (as hereby amended), in the principal amount of $15,000,000 in exchange for the outstanding Note currently held by the Purchaser, which shall be canceled and retired.

                                  (f) Payment of Fee. The fee of $100,000 referred to in Section 4 hereof shall have been paid to the Holder.

                          5. Representations and Warranties of the Company. The Company represents and warrants to the Holder that:

                                  (a)      Representations in the Purchase
                          Agreement; No Defaults. Each of the representations and warranties made by the Company in the Purchase Agreement is true and correct on and as of the date hereof to the same extent as if made on and as of the date hereof except to the extent that such representations and warranties specifically relate to an earlier date, in which case they are true and correct as of such earlier date, and such representations and warranties are hereby incorporated by reference as if set forth herein in full. No event has occurred and is continuing or will result from the transactions contemplated hereby which constitutes (or with notice or the passage of time would constitute) an Event of Default under the Purchase Agreement as it existed before this Amendment or as it exists after the effectiveness of this Amendment, except such as are being waived pursuant to this Amendment.

                                  (b) Corporate Authority. The execution, delivery and performance by the Company of this Amendment (i) is within its corporate powers, (ii) has been duly authorized by all necessary corporate action on the part of its Board of Directors and stockholders, and (iii) does not require the consent, authorization or approval of, or any registration, filing or declaration with, any Governmental body or non-governmental Person, other than NationsBank, N.A., individually and as Agent under the Credit Agreement, and DFS.





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                                  (c)      Binding Effect.  This Amendment is
                          the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally in effect from time to time and by general principals of equity.

                          6. Effect of Amendment. Except as specifically provided herein, this Amendment does not in any way affect or impair the terms, conditions and other provisions of the Purchase Agreement or any of the Notes, or the obligations of the Company thereunder, and all terms, conditions and other provisions of the Purchase Agreement, and the Notes shall remain in full force and effect except to the extent specifically amended, modified or waived pursuant to the provisions of this Amendment.

                          7. Payment of Fees. The Company agrees to pay all fees, costs and expenses incurred by the Holder in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents executed pursuant to or in connection herewith, including, without limitation, the fees and disbursements of Latham & Watkins, special counsel to the Holder, in connection herewith.

                          8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall be deemed to constitute one and the same instrument.

                          9. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                          10. Headings. Section headings are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

                          11. Amendments and Modifications. Any term, covenant, agreement or condition of this Amendment may, with the consent of the parties hereto, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the parties hereto.





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                 IN WITNESS WHEREOF, the parties hereto have executed this
Amendment as of the day and year first written above.

BTG, INC.



By:              /s/ Edward H. Bersoff
                 ----------------------------------
                 Name: Edward H. Bersoff
                 Title: President, CEO



BLUE RIDGE INVESTMENTS, L.L.C.



By:              /s/ John E. Mack
                 ----------------------------------
                 Name:    John E. Mack
                 Title:   President and Treasurer